UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2012

Vitamin Shoppe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

001-34507

(Commission File Number)

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(800) 223-1216

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 17, 2012, Vitamin Shoppe, Inc. (the “Company”) and Vitamin Shoppe Mariner, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“VS-Mariner”), entered into an Asset Purchase Agreement (the “Agreement”) with Super Supplements, Inc. (“Super Supplements”) and its sole shareholder, John Wurts (“Shareholder”), pursuant to which VS-Mariner agreed to purchase assets, and assume certain liabilities, comprising the Super Supplements’dietary and supplement retail business, including 31 retail store locations, distribution center in Seattle, Washington and e-commerce business (the “Acquisition”). The purchase price for the Acquisition is $50 million, subject to a post-closing working capital adjustment, and will be funded with cash on hand.

The Agreement contains customary representations, warranties and covenants, as well as indemnification provisions by Super Supplements and Shareholder in favor of VS-Mariner, which are secured, in part, by a third party escrow. The completion of the Acquisition is subject to certain customary closing conditions and is expected to close on December 31, 2012. Prior to signing, Super Supplements obtained the consents of all landlords whose consent is required for Super Supplements to transfer leases to VS-Mariner at closing.

The Agreement contains representations, warranties and disclosures that were made by the parties to each other as of specific dates and to evidence their agreement on various matters. These representations, warranties and disclosures were made solely for purposes of the Agreement and may be subject to exceptions and qualifications contained in separate disclosure schedules; may represent the parties’ risk allocation in the Acquisition; or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

10.01	Asset Purchase Agreement, dated as of December 17, 2012, by and among Vitamin Shoppe Mariner, Inc., Super Supplements, Inc., John Wurts and, solely for certain specified provisions thereof, Vitamin Shoppe, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vitamin Shoppe, Inc.

Date: December 18, 2012	By:	/s/ Jean W. Frydman
		Name:	Jean W. Frydman
		Title:	Vice President, General Counsel & Corporate Secretary